UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
October 17, 2014
Date of Report (Date of earliest event reported)
EPICOR SOFTWARE CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	333-178959	45‑1478440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
804 Las Cimas Parkway Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)
(512) 328-2300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
   ☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
   ☐Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
   ☐Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
   ☐Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On October 17, 2014, Epicor Software Corporation (“Epicor” or the “Company”), a Delaware corporation, entered into a Stock Purchase Agreement (the “Agreement”) with QuantiSense, Inc, a District of Columbia corporation (“QuantiSense”), the shareholders of QuantiSense, Inc (“Shareholders”) and Jeff Buck, as representative of the Shareholders pursuant to which Epicor will purchase all of the outstanding shares of QuantiSense (the “Acquisition”). Subject to the terms and conditions set forth in the Agreement, Epicor will pay approximately $15.9 million in cash to shareholders at closing, subject to certain adjustments relating to net cash on hand and working capital at the time of closing. In addition, the Shareholders may receive additional cash consideration pursuant to an earn-out based on QuantiSense's revenues in each of the two years following the closing of the Acquisition. Pursuant to the Agreement, a portion of the amounts otherwise payable to the Shareholders wil

l be placed into escrow following the closing of the Acquisition to secure certain customary indemnification obligations of the Shareholders. The transaction is expected to close on or about October 31, 2014.
QuantiSense has made certain customary representations, warranties and covenants in the Agreement, including, among others, representations regarding liabilities, employee benefit matters, intellectual property and environmental matters. Epicor has also made certain customary representations, warranties and covenants in the Agreement. The completion of the Acquisition is subject to various customary closing conditions, including obtaining the necessary third party consents and the employment of certain designated employees. The Agreement contains certain termination rights for both Epicor and QuantiSense.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file with its annual report on Form 10-K for the fiscal year ended September 30, 2014.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.
Exhibit
Number        Description

Ex- 99.1	Press Release dated October 20, 2014 announcing Agreement to Acquire QuantiSense
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: October 23, 2014

By: /s/ John D. Ireland
John D. Ireland
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number        Description

Ex.-99.1	Press Release dated October 20, 2014 announcing Agreement to Acquire Quantisense